UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2007
Chevron Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-368-2	94-0890210

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer No.)

6001 Bollinger Canyon Road, San Ramon, CA	94583

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (925) 842-1000

None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 28, 2007, the Management Compensation Committee of the Board of Directors of Chevron Corporation approved the following salary increases, to be effective April 1, 2007, for the executive officers who were named in the Summary Compensation Table in the Company’s 2007 Proxy Statement: S.J. Crowe, $75,000 increase to an annual salary of $650,000; P.J. Robertson, $50,000 increase to an annual salary of $1,000,000; G.L. Kirkland, $65,000 increase to an annual salary of $765,000; and J.S. Watson, $65,000 increase to an annual salary of $765,000. In addition, the Management Compensation Committee approved the following grants of stock options and performance shares, respectively, under the Chevron Corporation Long Term Incentive Plan (“LTIP”): D.J. O’Reilly, 375,000 options and 58,000 performance shares; S.J. Crowe, 125,000 options and 20,000 performance shares; P.J. Robertson, 170,000 options and 27,000 performance shares; G.L. Kirkland, 125,000 options and 20,000 performance shares; and J.S. Watson, 125,000 options and 20,000 performance shares. Chevron does not have employment agreements with any of the foregoing executive officers.
The stock options have a ten year term, and one-third of the grant vests at each anniversary of the date of grant, except as described below. The exercise price for the options is $74.08 per share and is based on the closing price on the March 28, 2007 date of grant. The performance shares will result in a payout at the end of the three year performance period (January 1, 2007 through December 31, 2009) only if Chevron achieves a certain Total Stockholder Return (TSR) for the performance period as compared to the TSR of each company in Chevron’s peer group (BP p.l.c., ExxonMobil Corporation, Royal Dutch Shell p.l.c. and ConocoPhillips). The cash payout, if any, will occur in an amount equal to the number of performance shares multiplied by the 20-day trailing average price of Chevron common stock at the end of the performance period multiplied by a performance modifier. The performance modifier is based on Chevron’s TSR ranking for the three-year period compared to the TSR of each company in Chevron’s peer group and is from best TSR to lowest TSR: 200 percent, 150 percent, 100 percent, 50 percent or zero percent. If the difference between Chevron’s TSR and the TSR of any higher or lower member of the peer group is less than one percentage point (rounded to one decimal point), the modifier will be the average of the sum of all the modifiers for Chevron and for such other members of the peer group that fall less than one percentage point (rounded to one decimal point) higher or lower than Chevron. The options and performance shares awarded to Mr. O’Reilly, Mr. Crowe and Mr. Robertson will vest on any separation from service other than for cause, provided they are held for at least one year from the date of grant. The stock options will continue to be exercisable any time during the original term, and the payout of the performance shares, if any, will occur at the end of the performance period. The accelerated vesting for each such officer is due to his having accumulated 90 points (the sum of years of age and years of service) under the LTIP. Each of Mr. Kirkland and Mr. Watson have accumulated more than 75 points under the LTIP, and, as a result, on any separation from service other than for cause, options and performance shares held for at least one year from the date of grant will vest on a pro rata basis based on the number of whole months from the grant date to the separation from service date, divided by thirty-six. The options must be exercised the sooner of 5 years from the date of grant or the remaining original term, and the payout of the performance shares, if any, will occur at the end of the performance period.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 3, 2007

CHEVRON CORPORATION
By	/s/ CHRISTOPHER A. BUTNER
Christopher A. Butner
Assistant Secretary